UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Inphi Corporation

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 INPHI CORPORATION

2953 Bunker Hill Lane, Suite 300

Santa Clara, California 95054

(408) 217-7300

April 26, 2017

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders (the Annual Meeting). The Annual Meeting will be held at 9:30 a.m., Pacific Time, on Thursday, May 25, 2017, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting via the Internet. Your shares cannot be voted unless you submit your proxy, vote via the Internet, or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2017

To Our Stockholders:

Inphi Corporation will hold its 2017 Annual Meeting of Stockholders (the Annual Meeting) at 9:30 a.m., Pacific Time, on Thursday, May 25, 2017, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304. We are holding the Annual Meeting:

•	to elect Class I directors to serve until the 2020 annual meeting of Stockholders or until their successors are duly elected and qualified;

•	to hold an advisory vote to approve executive compensation;

•	to hold an advisory vote on the frequency of holding an advisory vote on our executive compensation;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 11, 2017 are entitled to notice of, and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card or vote via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

Santa Clara, California

April 26, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 25, 2017.

Our Proxy Statement for our 2017 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the year ended December 31, 2016, and our Annual Report on Form 10-K are available on our website at www.inphi.com.

INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Inphi Corporation (the “Board”), a Delaware corporation, of proxies to be used at our 2017 Annual Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Annual Meeting). Our Annual Meeting will be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304 at 9:30 a.m., Pacific Time, on Thursday, May 25, 2017. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 26, 2017.

Appointment of Proxy Holders

Our Board asks you to appoint Dr. Ford Tamer and Mr. John Edmunds as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 11, 2017, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 41,303,353 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either via the Internet, by mail or in person as described below. Our Board recommends that you vote via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the instructions on the voting instruction card received from the bank or broker.

Voting via the Internet. You can vote by proxy via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope or as instructed on the voting instruction card.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class I directors, FOR the advisory vote on our executive compensation and for holding the stockholders’ advisory vote on our executive compensation every ONE YEAR, and FOR the ratification of the appointment of our independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class I directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 2 (advisory vote to approve named executive officer compensation) AND Proposal 3 (frequency of the stockholder vote to approve our executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares on this matter. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, 2, and 3, broker non-votes will not be counted for the purpose of determining the number of votes entitled to vote on Proposal 1, 2, and 3.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, e-mail, or facsimile. No additional compensation will be paid to these persons for solicitation. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies and we will pay the customary costs of $10,000 associated with such engagement. We may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Directors and Nominees

Our bylaws provide for a Board of Directors consisting of not fewer than three (3) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at nine (9) members.

Our Board is divided into three classes: Class I, Class II, and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Nicholas E. Brathwaite and Drs. David Liddle and Bruce McWilliams and their terms will expire at the Annual Meeting.

•	Our Class II directors are Diosdado P. Banatao, Dr. Ford Tamer and William J. Ruehle and their terms will expire at the annual meeting to be held in 2018.

•	Our Class III directors are Dr. Chenming C. Hu, Elissa Murphy and Sam S. Srinivasan and their terms will expire at the annual meeting to be held in 2019.

Our Board, upon the recommendation of the nominating and corporate governance committee, has selected Mr. Braithwaite, and Drs. Liddle and McWilliams, as nominees for election as Class I directors at the Annual Meeting. Three Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2020 or until they resign, are removed or their successors are elected and qualified. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

The names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should continue to serve on our Board, are set forth below.

Nicholas E. Brathwaite has served on our Board since September 2013 and serves as Chairman of the nominating and corporate governance committee. He has been a Founding Partner of Riverwood Capital since 2008. Mr. Brathwaite served as the Chief Executive Officer of Aptina Imaging Corporation from April 2008 to July 2009 and has served as its chairman of the board from 2009, until it was sold to ON Semiconductor in 2014. Prior to Aptina, he joined Flextronics International Ltd. in 1995 as its Vice President of Technology and from 2000 to 2007, he served as its Chief Technology Officer. Flextronics acquired nChip, where Mr. Brathwaite held the position of Vice President and General Manager of operations from 1992 to 1996. Mr. Brathwaite also spent six years with Intel Corporation in various engineering management positions in technology development and manufacturing. Mr. Brathwaite is currently on the boards of directors of Power Integrations (since 2000) (NASDAQ: “POWI”) and Lighting Science Group (since 2011). He also served on the boards of directors of Tessera Technologies, Inc. (2008-2011) (NASDAQ: “TSRA”) and of Photon Dynamics, Inc. prior to its acquisition in 2008. Mr. Brathwaite received a B.S. degree in Applied Chemistry from McMaster University, and an M.S. degree in Polymer Science & Engineering from University of Waterloo. He has also completed the Wharton Executive Education Training Program on Corporate Governance.

Mr. Brathwaite possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience for his service on our Board. Mr. Brathwaite has also served on the board of directors of several other technology companies.

Dr. David Liddle has served on our Board since July 2012, and serves as Chairman of the compensation committee and as a member of the audit committee. Until January 2016, Dr. Liddle served as a member of U.S. Venture Partners (USVP), which he joined in January 2000, after retiring as president and Chief Executive Officer of business incubator, Interval Research Corporation (Interval). Prior to co-founding Interval, Dr. Liddle founded and served as Chief Executive Officer of Metaphor, which was acquired in 1991 by International Business Machines Corp. (IBM), where he became Vice President of Business development for IBM Personal Systems. Dr. Liddle’s extensive experience in research and development includes 10 years at Xerox Palo Alto Research Center and as head of the System Development Division. Dr. Liddle previously served on the boards of directors of the New York Times Company, Sybase, Broderbund Software, Borland International and Ticketmaster. His board involvement at USVP also included private companies AltoBeam, Karmasphere, Klocwork and Linestream and, previously, public companies Optichron (2004-2011, acquired by NetLogic) and MaxLinear (2004-2012). Dr. Liddle has served as a Consulting Professor of electrical engineering and also of computer science at Stanford. He has served on the DARPA Information Science and Technology Committee and as chair of the NAS Computer Science and Telecommunications Board (CSTB) from 2006 to 2010. In addition, he recently chaired the CSTB study on Wireless Technology Prospects and Policy Options. He has served on the boards of the Colleges of Engineering at Stanford University, UC Berkeley, the University of Michigan and the University of Toledo and previously chaired the board of the Santa Fe Institute. He is currently on the boards of directors of SRI International and the Public Library of Science (since 2011), an open access online science and medicine publishing organization. Dr. Liddle earned a B.S. degree in Electrical Engineering at the University of Michigan and MSEE, MSCS, and Ph.D. degrees at the University of Toledo, where his dissertation focused on reconfigurable computing machines. His contributions to human-computer interaction design earned him the distinction of Senior Fellow at the Royal College of Art.

Dr. Liddle possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience. Dr. Liddle has also served on the board of directors of several other technology companies.

Dr. Bruce McWilliams has served on our Board since October 2012. Dr. McWilliams brings more than 25 years of executive leadership and technology development experience to our Board. Dr. McWilliams has served as President and Chief Executive Officer of Intermolecular, Inc. since October 2014, as a director since 2005, and as chairman of the board since June 2014. Prior to joining Intermolecular, he most recently served as executive chairman and a director of SuVolta from 2009 to October 2014. Dr. McWilliams was the President and Chief Executive Officer of Tessera Technologies, which he took public through a highly successful initial public offering, from June 1999 to August 2008. Dr. McWilliams also served as President and Chief Executive Officer of S-Vision, a liquid crystal-on-silicon based display technology company, Senior Vice President of Flextronics International, and President and Chief Executive Officer of nCHIP, a multichip module packaging company that was acquired by Flextronics. In addition to serving on Intermoleculor’s board of directors, Dr. McWilliams is a member of the board of trustees of Carnegie Mellon University. In 2005, he received Ernst & Young’s Northern California Entrepreneur of the Year award. Dr. McWilliams holds B.S., M.S., and Ph.D. degrees in physics from Carnegie Mellon University.

Dr. McWilliams possesses knowledge and operational experience across several industries, which provides a diversity of experience for his service on our board. Dr. McWilliams has also served on the board of directors of several other technology companies.

Vote Required

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, such director will voluntarily tender his resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of Mr. Nicholas E. Brathwaite, Dr. David Liddle and Dr. Bruce McWilliams as Class I directors of Inphi.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of April 11, 2017:

Name	Age	Position
Dr. Ford Tamer	55	President, Chief Executive Officer and Director
John Edmunds	59	Chief Financial Officer, Chief Accounting Officer and Secretary
Richard Ogawa	54	General Counsel
Charlie Roach	47	Senior Vice President of Worldwide Sales
Dr. Ron Torten	50	Senior Vice President of Operations and Information Technology
Diosdado P. Banatao(2)	70	Chairman of the Board
Nicholas E. Brathwaite(3)	58	Director
Dr. Chenming C. Hu(2)	69	Director
Dr. David Liddle(1)(2)	72	Director
Dr. Bruce McWilliams(3)	60	Director
Elissa Murphy	48	Director
William J. Ruehle	74	Director
Sam S. Srinivasan(1)(3)	72	Lead Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The following presents biographical information for each of our executive officers and directors listed in the table above, other than the director nominees whose information is on pages 3 and 4 of this Proxy Statement. With respect to our directors, the biographical information includes each director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Dr. Ford Tamer has served as our President and Chief Executive Officer and as a director since February 2012. Dr. Tamer most recently served as Chief Executive Officer of Telegent Systems, Inc. from June 2010 until August 2011. Prior to joining Telegent, Dr. Tamer was a Partner at Khosla Ventures from September 2007 to April 2010. Dr. Tamer previously served as Senior Vice President and General Manager—Infrastructure Networking Group at Broadcom Corporation from June 2002 to September 2007. He also served as Chief Executive Officer of Agere Inc. from September 1998 until it was acquired by Lucent Technologies in April 2000, which Lucent then spun out as Agere Systems Inc. in March 2001. Dr. Tamer continued to serve as Vice President of Agere Systems until April 2002. Dr. Tamer holds an M.S. degree and Ph.D. in engineering from Massachusetts Institute of Technology.

We believe it is important that our Chief Executive Officer serve on our Board. As our Chief Executive Officer, Dr. Tamer has a unique understanding of our strategy, markets, competitors and operations. In addition, we believe his leadership of diverse business units and functions as a senior executive officer at other companies addressing and competing in our target markets prior to joining Inphi gives him an extensive understanding of our industry and has positioned him to bring highly relevant leadership, corporate development, operational and financial experience to our Board.

John Edmunds has served as our Chief Financial Officer and Chief Accounting Officer since January 2008. He previously served as Chief Financial Officer of Trident Microsystems, a semiconductor company, from June 2004 to January 2008. Mr. Edmunds also served as Senior Vice President and Chief Financial Officer for Oak Technology, Inc. from January 2000 until it was acquired by Zoran Corporation in August 2003. He continued to serve as Vice President of Finance for Zoran until June 2004. Mr. Edmunds started his career as a C.P.A. with Coopers & Lybrand in San Francisco and San Jose. He holds a B.S. degree in finance and accounting from the University of California, Berkeley.

Richard Ogawa has served as our General Counsel since January 2013. Mr. Ogawa is a Registered United States Patent Attorney and a member of the California State Bar. Prior to Inphi, he served as a partner at Townsend and Townsend and Crew LLP from January 1993 to January 2010. He is the founder and owner of Ogawa, P.C. (since February 2010). Prior to joining Townsend, he held a variety of engineering and management positions at NEC Electronics from December 1984 to January 1993. He received a B.S. degree in chemical engineering from the University of California, Davis, and a J.D. from McGeorge School of Law, University of Pacific.

Charlie Roach has served as our Senior Vice President of Worldwide Sales since April 2016. Mr. Roach joined us in September 2012 as Vice President of Worldwide Sales. Prior to joining us, from July 2009 to August 2012, he served as Vice President of Sales for Integrated Device Technologies, where he managed the Americas and South East Asia sales teams along with the worldwide EMS team. Before IDT, from March 1995 to June 2009, Mr. Roach was in charge of Worldwide Strategic Accounts at Applied Micro Circuits, the Central and Southeast U.S. Sales Manager at MMC Networks and Managing Partner and Sales Engineer at Electro Source. Mr. Roach holds a B.S. degree in electrical engineering from Auburn University.

Dr. Ron Torten has served as our Senior Vice President of Operations and Information Technology since April, 2014. Dr. Torten joined us in December 2007 as Vice President of Worldwide Sales, served as acting Vice President of Worldwide Operations from July 2011 until March 2012, as Vice President of Worldwide Operations until September 2012, and as Vice President of Operations and Information Technology until March 2013. Dr. Torten previously served as Chief Executive Officer of NemeriX, a GPS fabless semiconductor company, from January 2006 to December 2007. From January 2004 to December 2005, he served as Vice President, Worldwide Materials, at Agilent Technologies, Inc. Dr. Torten served as Vice President and General Manager for the Networking Entertainment Division at Agere Systems, Inc. He holds a B.S. degree in chemical engineering from the Technion—Israel Institute of Technology, an M.B.A. from the University of California, Davis, and a DBA with focus on strategy and innovation from Capella University.

Diosdado P. Banatao has served on our Board and as Chairman of our Board since December 2000 and served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Mr. Banatao has been a Managing Partner of Tallwood Venture Capital, a venture capital firm, since July 2000 and served as Interim President and Chief Executive Officer at Ikanos Communications, Inc. from June 2011 to June 2012, and from April 2010 to August 2010. From April 2008 to June 2009, he also served as Interim Chief Executive Officer of SiRF Technology Holdings, Inc., which was acquired by CSR plc in June 2009. Prior to forming Tallwood, Mr. Banatao was a venture partner at Mayfield Fund from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Incorporated, Chips & Technologies and Mostron. He also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies and Intersil Corporation. Mr. Banatao served on the board of directors of Ikanos Communications, Inc. from 2009 to September 2015 (acquired by Qualcomm Inc.). He previously served on the board of directors of SiRF Technology (acquired by CSR plc); CSR plc; Sequoia Communications; Marvell Technology Group Ltd. (NASDAQ: “MRVL”); Acclaim Communications (acquired by Level One Communications, Inc., which was then acquired by Intel Corporation); NewPort Communications (acquired by Broadcom Corporation); Cyras Systems (acquired by Ciena Corporation); and Stream Machine Company (acquired by Cirrus Logic, Inc.). He has also served on the board of directors of various other privately held companies in the semiconductor industry. Mr. Banatao holds a B.S. degree in electrical engineering, cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. degree in electrical engineering from Stanford University. Mr. Banatao’s background as a technologist, as well as a senior manager of, board member of, and investor in many semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations.

Dr. Chenming C. Hu has served on our Board since August 2010 and serves on the compensation committee. Since 1976, Dr. Hu has been a professor in Electrical Engineering and Computer Sciences at University of California, Berkeley, and since 2010 he has been a Professor of the Graduate School. From 2001 until 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company. Dr. Hu also serves on the board of directors of Ambarella, Inc. (since 2012) (NASDAQ: “AMBA”). He previously served on the board of directors of SanDisk Corp. (2009-2016) (NASDAQ: “SNDK”), Fortinet (2012-2015) (NASDAQ: “FTNT”), FormFactor, Inc. (2009-2010) (NASDAQ: “FORM”), and MoSys, Inc. (2005-2010) (NASDAQ: “MOSY”), and was the founding board chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and M.S. and Ph.D. degrees from the University of California, Berkeley, all in electrical engineering. Dr. Hu’s background as an academic in electrical engineering and computer science provides a diversity of experience for his service on our Board and valuable insight into our industry.

Elissa Murphy has served on our Board since July 2015. Ms. Murphy has served as the Vice President of Engineering at Google, Inc. since July 2016. Prior to Google, she was the Chief Technology Officer and Executive Vice President of Cloud Platforms at GoDaddy from May 2013 to May 2016. Ms. Murphy previously served as Vice President of Engineering at Yahoo! from November 2010 to April 2013, where she oversaw the world’s largest private Hadoop cluster, a technology essential to massive-scale computing that is the basis of big data today. Prior to her time at Yahoo!, Ms. Murphy spent 13 years at Microsoft in various engineering positions including High Performance Computing and the Cloud. She was also part of the original team responsible for Microsoft's shift to the Cloud, which led to the creation of Azure. Ms. Murphy began her technology career designing and building many of the best-selling computer security and system utilities with 5th Generation Systems, Quarterdeck and the Norton Group, a division at Symantec responsible for Norton Antivirus and other Norton products. Ms. Murphy brings expertise in global-scale platforms, big data and predictive analytics to our Board. She currently has 30 patents issued with several more pending in the areas of distributed systems, cloud, machine learning and security.

William J. Ruehle has served on our Board since March 2017. Mr. Ruehle served as the Chief Financial Officer of ClariPhy Communications, Inc. from April 2015 until it was acquired by Inphi Corporation in December 2016. Prior to ClariPhy, Mr. Ruehle served as the Principal of his own advisory firm, Ruehle CFO Advisory, advising a variety of technology companies on financial strategy and operations from 2007 to 2015.  Mr. Ruehle served as the Senior Vice President and Chief Financial Officer of Broadcom Corporation, which went through a highly successful public offering, from 1997 to 2006. He also served as the Chief Financial Officer of SynOptics Communications Inc. from 1987 to 1997. SynOptics merged with Wellfleet Communications Inc. in 1994 and became Bay Networks Inc. Mr. Ruehle received a B.A. degree in Economics from Allegheny College and an M.B.A. from Harvard Business School. Mr. Ruehle has also served as Chairman of the board of directors at Kineteks Corporation from 2014 to 2015. Mr. Ruehle brings to our Board considerable experience and expertise, in depth and breadth, in financial strategy and control, for both public and private semiconductor and technology companies, as well as extensive industry knowledge.

Sam S. Srinivasan has served on our Board since May 2007 and as our Lead Director since February 2011. He is also the Chairman of the audit committee and serves on the nominating and corporate governance committee. Mr. Srinivasan served as Chief Executive Officer and chairman of Health Language, Inc., a software company, from May 2000 to March 2002. He also served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc., a semiconductor company, from November 1988 to March 1996, and as Director, Internal Audits and subsequently as Corporate Controller of Intel Corporation, a semiconductor company, from May 1984 to November 1988. Mr. Srinivasan serves on the board of directors of Aquantia Corp. (since December 2015) and Aparna Systems, Inc. (since December 2014). Mr. Srinivasan previously served on the board of directors of SiRF Technology Holdings, Inc. (2004-2009), Centillium Communications, Inc. (2006-2008), and Leadis Technology, Inc. (2008 to 2009). He holds a Bachelor of Commerce degree from Madras University in India and an M.B.A. from Case Western Reserve University. Mr. Srinivasan was a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Srinivasan brings to our Board considerable financial experience with publicly-traded companies. He has also served as a director for a number of technology companies and as a member of various board of director committees.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Our Board’s responsibilities, including those of its committees, include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Our Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. Our Board held four regularly scheduled quarterly meetings during 2016 and 2 special meetings. Each of our directors attended at least 75% of the total regularly scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2016. Our non-management directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board presides over each such Executive Session or in his absence the lead director. We do not have a policy regarding directors’ attendance at the Annual Meeting; however, we encourage our all directors to attend. Dr. Tamer and Mr. Srinivasan attended our 2016 annual meeting of stockholders.

Board Leadership Structure. Our Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director. Mr. Banatao is our Chairman and while our Board has determined that Mr. Banatao is an independent director under the rules of The New York Stock Exchange (NYSE), in May 2014 our Board re-elected Mr. Srinivasan as lead director for a three-year term. Mr. Srinivasan will continue to serve as lead director until the conclusion of the Annual Meeting, at which time our Board may elect another independent director to serve as lead director.

Role of the Board in Risk Oversight. One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board Independence. At least annually, our Board undertakes a review of the independence of our directors and considers whether any director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Messrs. Banatao, Brathwaite, Ruehle, and Srinivasan, Drs. Hu, Liddle, and McWilliams, and Ms. Murphy, representing a majority of our directors, are “independent directors” as defined under the rules of the NYSE. In determining that Messrs. Banatao, Brathwaite, Ruehle, and Srinivasan, Drs. Hu Liddle and McWilliams, and Ms. Murphy qualify as “independent directors,” our Board determined that none of these individuals had any of the relationships enumerated in Rule 303A.02(b) of the NYSE Company Manual (Rule 303A.02(b)), that would preclude them from serving as independent directors. Our Board also made an affirmative determination that none of these directors had any other material relationship with us, other than in his or her capacity as a director and stockholder.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and Securities and Exchange Commission (SEC) rules and regulations. Our Board has approved charters for each of these committees, which can be found on our website at www.inphi.com. Our Board has determined that Mr. Srinivasan is an “audit committee financial expert,” as defined by the rules promulgated by the SEC. Each committee has the composition and responsibilities described below:

Audit Committee

Number of Members:	3

Members:	Sam S. Srinivasan, Chairperson
Dr. David Liddle
Dr. Bruce McWilliams

Number of Meetings in 2016:	6

Functions:

Our audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

In addition, our audit committee is responsible for oversight of our risks relating to accounting matters and financial reporting. To satisfy these oversight responsibilities, our audit committee meets at regularly scheduled meetings with our Chief Financial Officer and other members of management, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. Our audit committee also receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee

Number of Members:	3

Members:	Dr. David Liddle, Chairperson
Dr. Chenming C. Hu
Diosdado P. Banatao

Number of Meetings in 2016:	5

Functions:

Our compensation committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. Our compensation committee chairman also meets as needed between formal committee meetings with management and the committee’s consultant. Our compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs as well as with respect to the compensation of our non-employee directors. In addition, our compensation committee determines the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	2

Members:	Nicholas E. Brathwaite, Chairperson
Sam S. Srinivasan

Number of Meetings in 2016:	3

Functions:

Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to our Board concerning corporate governance matters. Our nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, our nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities.

Compensation Committee Interlocks and Insider Participation

Drs. Hu and Liddle and Mr. Banatao served as members of our compensation committee during 2016. Mr. Banatao served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Otherwise, none of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. Our nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. Our nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, our Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. Our nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee believes it appropriate for a majority of the members of our Board to meet the definition of “independent director” under the rules of the NYSE. Our nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, our nominating and corporate governance committee first identifies nominees by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of our Board, with respect to the particular talents and experience of its directors. If a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Inphi’s Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Inphi’s Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting. However, if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules and regulations under that section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to: Secretary, Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Meetings of Our Independent Directors and Communications with our Board of Directors

During meetings of our Board, the independent directors meet regularly in an executive session without management or management directors present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. An independent director presides over the executive sessions as determined by the independent directors at each meeting. Our Board recommends that stockholders and other interested parties initiate communications with our Board, the independent directors, the Chairman, or any committee of our Board in writing to the attention of our Secretary, John Edmunds, at 2953 Bunker Hill Lane, Suite 300, Santa Clara, CA 95054. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our Board continues to evaluate our corporate governance principles and policies. Our corporate governance guidelines are posted on our website at www.inphi.com. Our Board also adopted a code of business conduct and ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;
•	conflicts of interest;
•	insider trading;
•	corporate opportunities;
•	competition and fair dealing;
•	equal employment and working conditions;
•	record keeping;
•	confidentiality;
•	giving and accepting gifts;
•	compensation or reimbursement to customers;
•	protection and proper use of company assets; and
•	payments to government personnel and political contributions.

Our code of business conduct and ethics is posted on our website at www.inphi.com. The code of business conduct and ethics can only be amended by the approval of a majority of our Board. Any waiver to the code of business conduct and ethics for our Chief Executive Officer or a senior financial officer may only be granted by our Board or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. Our Board also adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, President, Chief Financial Officer, controller and other key management employees identified by our Board addressing ethical issues. We also implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

COMPENSATION OF DIRECTORS

Our non-employee directors receive an annual retainer of $40,000 prorated for partial service in any year. Our Chairman of the Board and lead director each receive an additional annual retainer of $30,000 and $20,000, respectively, so long as such director is not an employee of Inphi. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $7,500, and $5,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $20,000, $15,000 and $8,000, respectively.

In addition, non-employee directors receive nondiscretionary, automatic grants of restricted stock units (RSUs) under our 2010 Stock Incentive Plan. Upon becoming a member of our Board, a non-employee director is automatically granted initial RSUs for shares of our common stock that have a value of $160,000, calculated using the closing price of our common stock on the date of grant as reported on the NYSE. The initial RSUs vest over four years in equal annual installments. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director is automatically granted RSUs for shares of our common stock, provided the director has served on our Board for at least six months. In June 2016, the compensation committee recommended, and the full Board approved, an increase in the grant date value (which is calculated using the closing price of our common stock on the date of grant as reported on the NYSE) of such annual non-employee director RSU grant to $135,000 from the $100,000 figure previously approved by the Board. These RSUs will vest on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The RSUs granted to non-employee directors will become fully vested in the event a change in control occurs.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

Director Stock Ownership Guidelines

Our Board has established guidelines to better ensure that our directors each maintain an appropriate equity stake in our company. These guidelines were most recently updated June 22, 2016 to provide that all directors, including the CEO, will maintain a good faith cash investment in Inphi Stock valued at $120,000 throughout the duration of their association with our company, which must be achieved by the 24-month anniversary of the individual’s appointment as a director or CEO or by June 22, 2017 for those appointed as director or CEO prior to June 22, 2016 (the “Valuation Date”). The value of the Inphi stock is measured using the 10-day trading average ending the date immediately prior to the Valuation Date.

2016 Director Compensation

The following table sets forth the compensation paid to our non-employee directors or accrued by us in 2016. The following tables exclude Dr. Ford Tamer, our President and CEO, as he did not receive any additional compensation for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total ($)
Diosdado P. Banatao	77,500	99,988	177,488
Nicholas E. Brathwaite	48,000	99,988	147,988
Dr. Chenming C. Hu	47,500	99,988	147,488
Dr. David Liddle	65,000	99,988	164,988
Dr. Bruce McWilliams	50,000	99,988	149,988
Elissa Murphy	40,000	99,988	139,988
Sam S. Srinivasan	85,000	99,988	184,988

(1)

The amount reflects the aggregate grant date fair value of the RSU award computed in accordance with FASB ASC Topic 718 multiplied by the number shares. See note 13 of the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of assumptions made in determining the grant date fair value.

(2)	The following outstanding equity awards table sets forth the equity awards held by our non-employee directors at December 31, 2016:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares That Have Not Vested($)(a)
Diosdado P. Banatao	05/27/2016	3,214	143,409
Nicholas E. Brathwaite	09/05/2013	3,016	134,574
	05/27/2016	3,214	143,409
Dr. Chenming C. Hu	05/27/2016	3,214	143,409
Dr. David Liddle	05/27/2016	3,214	143,409
Dr. Bruce McWilliams	05/27/2016	3,214	143,409
Elissa Murphy	07/01/2015	5,256	234,523
	05/27/2016	3,214	143,409
Sam S. Srinivasan	05/27/2016	3,214	143,409

(a)

The amount represents the closing market price of our common stock as of December 31, 2016 multiplied by unvested shares as of December 31, 2016. The closing market price of our common stock on December 31, 2016 was $44.62.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 11, 2017 regarding the number of shares of common stock and the percentage of common stock, beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 41,303,353 shares of common stock outstanding on April 11, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 11, 2017 (June 10, 2017). We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:

Capital Research Global Investors(1)	4,883,834	11.8
Entities affiliated with Walden International(2)	2,922,463	7.1
The Vanguard Group(3)	2,826,215	6.8
BlackRock, Inc.(4)	2,439,206	5.9
1832 Asset Management.(5)	2,339,000	5.7

Directors, Nominees, and Named Executive Officers:

Dr. Ford Tamer(6)	790,709	1.9
John Edmunds(7)	370,474	*
Charles Roach(8)	100,172	*
Dr. Ron Torten(9)	18,094	*
Richard Ogawa(10)	21,622	*
Diosdado P. Banatao(11)	56,578	*
Dr. Chenming C. Hu(12)	71,011	*
Sam S. Srinivasan(13)	10,537	*
Dr. David Liddle(14)	32,289	*
Dr. Bruce McWilliams(15)	31,439	*
Nicholas E. Brathwaite(16)	20,917	*
Elissa Murphy(17)	4,966	*
William J. Ruehle	--	--

All current directors and executive officers as a group (13 persons)(18)	1,528,808	3.6

________________________

*	Amount represents less than 1% of our common stock.

(1)

Based solely on information reported on Schedule 13G/A filed on February 13, 2017, this amount consists of 4,883,834 shares beneficially owned by Capital Research Global Investors, a division of Capital Research and Management Company, in its capacity as investment adviser, for which it has sole power to vote 4,883,834 shares and sole power to dispose of 4,883,834. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(2)

Based solely on information reported on Schedule 13G/A filed on February 14, 2014, represents 46,579 shares held by Pacven Walden Ventures Parallel V-A C.V., 46,579 shares held by Pacven Walden Ventures Parallel V-B. C.V., 55,659 shares held by Pacven Walden Ventures Parallel VI, L.P., 4,955 shares held by Pacven Walden Ventures V Associates Fund, L.P., 2,021,291 shares held by Pacven Walden Ventures V, L.P., 714,816 shares held by Pacven Walden Ventures VI, L.P., and 32,584 shares held by Pacven Walden Ventures V-QP Associates Fund, L.P. Pacven Walden Management V Co. Ltd,. is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P. (Pacven V and affiliated funds). Pacven Walden Management VI Co. Ltd., is the general partner of Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P. (Pacven VI and Parallel Funds). Lip-Bu Tan, Andrew Kau, Hock Voon Loo and Brian Chiang hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds and Pacven VI and Parallel Funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.

(3)

Based solely on information reported on Schedule 13G/A filed on February 10, 2017, this amount consists of 2,826,215 shares beneficially owned by The Vanguard Group. In its capacity as investment adviser, for which it has sole power to vote 78,751 shares, sole power to dispose of 2,747,402 shares, shared power to dispose of 78,813 shares, and shared power to vote 2,262 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based solely on information reported on Schedule 13G/A filed on January 25, 2017 this amount consists of 2,439,206 shares beneficially owned by BlackRock, Inc., parent holding company of BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, Blackrock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and FutureAdvisor, Inc., for which it has sole power to vote 2,364,992 shares and sole power to dispose of 2,439,206. The address for BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based solely on information reported on Schedule 13G filed on January 5, 2017 this amount consists of 2,339,000 shares beneficially owned by 1832 Asset Management L.P., and has sole power to vote 2,339,000 shares and sole power to dispose of 2,339,000. The address for 1832 Asset Management L.P. is One Adelaide Street East, 29th Floor, Toronto, Ontario, Canada, M5C 2V9.

(6)	Includes 557,645 shares subject to options that are exercisable as of June 10, 2017, and 28,436 shares subject to restricted stock units that will vest as of June 10, 2017.
(7)	Includes 217,863 shares subject to options that are exercisable as of June 10, 2017, and 15,000 shares subject to restricted stock units that will vest as of June 10, 2017.
(8)	Includes 70,000 shares subject to options that are exercisable as of June 10, 2017, and 14,750 shares subject to restricted stock units that will vest as of June 10, 2017.
(9)	Includes 16,500 shares subject to restricted stock units that will vest as of June 10, 2017.
(10)	Includes 12,000 shares subject to restricted stock units that will vest as of June 10, 2017.
(11)

Includes 53,364 shares held by the Banatao Living Trust DTD 7/21/99 and 3,214 shares subject to restricted stock units that will vest as of June 10, 2017. Mr. and Mrs. Banatao, as trustees of the Banatao Living Trust, hold shared voting and dispositive power over the securities held by this fund. Mr. and Mrs. Banatao disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein.

(12)	Includes 3,214 shares subject to restricted stock units that will vest as of June 10, 2017.
(13)	Includes 3,214 shares subject to restricted stock units that will vest as of June 10, 2017.
(14)	Includes 3,214 shares subject to restricted stock units that will vest as of June 10, 2017.
(15)	Includes 3,214 shares subject to restricted stock units that will vest as of June 10, 2017.
(16)	Includes 3,214 shares subject to restricted stock units that will vest as of June 10, 2017.
(17)	Includes 3,214 shares subject to restricted stock units that will vest as of June 10, 2017.
(18)	Includes 845,508 shares subject to options that are exercisable as of June 10, 2017, and 109,184 shares subject to restricted stock units that will vest as of June 10, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2016 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights

We have granted registration rights with respect to 5,274,580 shares of our common stock, which were issued to certain stockholders in connection with the consummation of our acquisition of Cortina Systems, Inc., pursuant to the terms of a Registration Rights Agreement, dated as of October 3, 2014, by and between us and the Stockholders’ Agent identified therein (Registration Rights Agreement). On November 7, 2014, we registered on a Form S-3 shelf registration statement (Registration Statement) registering 5,274,580 shares of common stock pursuant to the Registration Rights Agreement. The Registration Rights Agreement provides that the Registration Statement shall remain effective until such time as no securities covered by the Registration Statement remain “Registrable Securities,” as such term is defined in the Registration Rights Agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

Pursuant to our written Related Person Transactions Policy, the audit committee of our Board must approve transactions with our company valued at or above $120,000 in which any director, officer, 5% or greater stockholder, or certain related persons or entities has a direct or indirect material interest. The audit committee bases its decision on whether to approve such transactions in light of all relevant facts and circumstances reasonably available to it, and approves only those transactions it determines to be fair and in the best interests of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for 2016. It also explains how we determined the material elements of compensation for our principal executive officer, our principal financial officer, and the three executive officers who were our most highly-compensated executive officers as of December 31, 2016, and who we refer to as our “Named Executive Officers.” For 2016, our Named Executive Officers were:

■	Dr. Ford Tamer, our President and Chief Executive Officer (our “CEO”);

■	John Edmunds, our Chief Financial Officer and Chief Accounting Officer;

■	Charlie Roach, our Senior Vice President of Worldwide Sales;

■	Dr. Ron Torten, our Senior Vice President of Operations and Information Technology; and

■	Richard Ogawa, our General Counsel.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our named executive officers. In addition, it explains how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2016.

Overview

We are a fabless provider of high-speed analog and mixed signal semiconductor solutions for the communications and datacenter markets. Our analog and mixed signal semiconductor solutions provide high signal integrity at leading-edge data speeds while reducing system power consumption. Our semiconductor solutions are designed to address bandwidth bottlenecks in networks, maximize throughput and minimize latency in computing environments and enable the rollout of next generation communications and datacenter infrastructures. Our solutions provide a vital high-speed interface between analog signals and digital information in high-performance systems such as telecommunications transport systems, enterprise networking equipment and datacenters. We provide 25G to 600G high-speed analog semiconductor solutions for the communications market.

2016 Business Highlights

We continued our growth in 2016, producing strong financial and operational results. Our accomplishments in 2016 included the following:

■	Our total revenue from continuing operations was $266.3 million, compared with $192.7 million from continuing operations in 2015, an increase of $73.6 million.

■

Our non-GAAP net income from continuing operations was $66.5 million, or approximately $1.51 per diluted share, compared with non-GAAP net income from continuing operations of $38.8 million, or $0.93 per diluted share, for 2015.

■

On August 4, 2016, we completed the sale of our memory product business (the “Memory Business”) to Rambus Inc. (Rambus) for $90 million in cash ($11.25 million of which was placed into escrow for twelve months following the closing). The divestiture of the Memory Business was part of a strategic plan to focus on and increase investments in the Company’s communication business. We recorded a gain of $78.5 million in the year ended December 31, 2016. As a result, our historical financial results have been retrospectively reclassified to present the results of the Memory Business as “discontinued operation” and the balance of our business as “continuing operations”.

■

On December 12, 2016, we completed the acquisition of ClariPhy Communications, Inc. (ClariPhy) for $303.7 million in cash. We acquired ClariPhy to provide a more complete coherent platform to our customers in long haul, metro and datacenter interconnect applications.

2016 Executive Compensation Highlights

Our executive compensation program emphasizes long-term value creation that correlates with the growth of sustainable long-term value for our stockholders, as well as motivates and rewards our Named Executive Officers. In 2016, the Committee took the following compensation actions:

■	Base Salary: Adjusted the base salaries of our Named Executive Officers in amounts ranging from 7% to 29 % over 2015 salary levels in order to bring them into closer alignment with our peer companies.

■

Cash Incentive Payments: Awarded and paid a cash incentive plan award to Mr. Roach and cash bonuses to our other Named Executive Officers, to reward their achievements during fiscal year 2016. Such cash incentive award and bonuses ranged from 40% to 100% of 2016 base salary.

■	Equity Awards: Granted time and performance-based vesting RSU awards that may be settled for shares of our common stock to our Named Executive Officers.

■

Change in Control Agreements: Reviewed the potential “double trigger” change in control severance benefits of our Named Executive Officers and renegotiated our agreements with Dr. Torten, Mr. Roach and Mr. Ogawa in order to narrow their eligibility for benefits based on a resignation related to a change in their job role and, in exchange, increased the potential double trigger equity acceleration benefits while making sure that the updated rights remained consistent with our peer group.

Executive Compensation Best Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2016, the following executive compensation policies and practices were in place, including those we have implemented to drive performance and that either prohibit or minimize behaviors that we believe do not serve our stockholders’ long-term interests:

What We Do

Compensation Committee Independence – Our Board maintains a compensation committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

Compensation Committee Advisor Independence – The Committee engages and retains its own advisor, currently Compensia, Inc. (Compensia), to assist with its responsibilities. Compensia performs no consulting or other services for the Company.

Annual Compensation Review – The Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

Compensation-Related Risk Assessment – The Committee conducts an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.

Emphasize Performance-based Incentive Compensation – The Committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align of the short and long-term interests of our executive officers with the interests of our stockholders.

Stock Ownership Guidelines – Our Board has established stock ownership guidelines to better ensure that our directors and CEO each maintain an appropriate equity stake in our company.

Emphasize Long-Term Equity Compensation – The Committee uses equity awards to deliver long-term incentive compensation opportunities to our executive officers, including our Named Executive Officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

Limited Executive Perquisites – We provide only modest amounts of perquisites or other personal benefits to our Named Executive Officers which serve a sound business purpose. In addition, our Named Executive Officers participate in our retirement and health and welfare benefit programs on the same basis as all of our employees.

“Double-Trigger” Change in Control Arrangements – The post-employment compensation arrangements for our executive officers, including our Named Executive Officers, are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of (i) a change in control of the Company and (ii) a qualifying termination of employment.

Reasonable Change in Control Arrangements – The post-employment compensation arrangements for our executive officers, including our Named Executive Officers, provide for amounts and multiples that are within reasonable market norms.

Prohibition on Hedging and Pledging – Our executive officers, including our Named Executive Officers, and the members of our Board are prohibited from engaging in hedging transactions with respect to our equity securities. Our executive officers, including our Named Executive Officers, and the members of our Board are also prohibited from pledging shares of our common stock.

Succession Planning – Our Board reviews the risks associated with our key executive positions on an annual basis so that we have a succession strategy for our most critical positions.

What We Do Not Do

X	Retirement Programs – Other than our 401(k) plan generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements, or nonqualified deferred compensation plans or arrangements for our executive officers, including our Named Executive Officers.

X

No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments in connection with any compensation element or any excise tax “gross-ups” or tax reimbursement in connection with any change in control payments or benefits.

X	No Dividends – We do not pay dividends or dividend equivalents on unvested or unearned restricted stock units and performance-based restricted stock unit awards.

Stockholder Advisory Votes

At our 2011 annual meeting of Stockholders, we submitted two advisory votes to our stockholders: one seeking their approval of the compensation of our named executive officers as disclosed in our 2011 definitive proxy statement (a “Say-on-Pay” vote) and the other regarding the frequency of future Say-on-Pay votes. At that time, our stockholders approved the compensation of our named executive officers and, consistent with the recommendation of our Board, expressed a preference that future Say-on-Pay votes be held once every three years.

At our 2014 annual meeting of Stockholders, our stockholders approved the compensation of our named executive officers as disclosed in our 2014 definitive proxy statement with approximately 50.56% of the votes cast in favor of the proposal. Mindful of the level of support that our stockholders expressed for our executive compensation program and decisions in 2014, the Committee launched an initiative to increase its use of performance-based compensation and provide greater compensation transparency. This effort continued in 2016. Specifically, the Committee took the following actions:

■	soliciting input from major stockholders and the proxy advisory firms on potential changes to our executive compensation program that could address their concerns;

■

further emphasizing the link between our performance and our Named Executive Officers’ compensation by adding performance vesting conditions to long-term equity awards (as is discussed in further detail below under the heading “Executive Compensation – Compensation Elements – Long-Term Incentive Compensation”); and

■	enhancing disclosure about the corporate performance goals evaluated in determining annual cash incentive compensation for our Named Executive Officers.

The Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review. Our Board values the opinions of our stockholders and the Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers. The next Say-on-Pay vote and the next stockholder advisory vote regarding the frequency of future Say-on-Pay votes will both take place at the 2017 annual meeting of Stockholders.

Compensation Philosophy

We have designed our executive compensation program to achieve the following objectives:

■	to attract, retain, and motivate talented, innovative, experienced, and strategic executive officers;

■	to reward our executive officers based on our financial and business performance and their individual performance;

■	to provide fair and equitable compensation, consistent with the competitive market; and

■	to align the interest of our executive officers and stockholders.

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals whose employment is key to our success and growth, and rewarding individuals who help us define the strategic direction of the Company while achieving our business objectives. By weighting our executive compensation packages to emphasize equity-based compensation, we have sought to align the interests of our executive officers and stockholders by motivating them to increase the value of our stock over time.

Compensation-Setting Process

Role of the Compensation Committee

The Committee is responsible for reviewing and approving the compensation of our executive officers, including our Named Executive Officers, and seeks to do so in a manner that fairly compensates them for their contributions to our annual and long-term performance. The Committee consisted of Drs. Liddle (Chairperson) and Hu and Mr. Banatao, each of whom is an independent, non-employee member of our Board.

Specifically, the Committee seeks to ensure that our compensation remains market competitive by:

■	providing performance-based incentive opportunities that closely align and strike a balance between short-term and long-term incentives relative to our strategy and future performance;

■	establishing long-term incentive compensation programs in the form of equity awards to reinforce the long-term connection with stockholder value and executive compensation; and

■	structuring our executive compensation plans and arrangements to reduce incentives to either (a) promote short-term gains or (b) encourage risk-taking at the expense of long-term stockholder value.

The Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. The Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted.

While the Committee determines our overall compensation philosophy and the compensation of our executive officers, it relies on its compensation consultant, as well as our CEO and our Vice President of Human Resources to formulate recommendations with respect to specific compensation actions. The Committee makes all final approvals regarding executive officers’ compensation, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards for all executives. The Committee meets on a regularly-scheduled basis and at other times as needed. The Committee periodically reviews compensation matters with our Board.

At the beginning of each year, the Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Committee reviews market trends and changes in competitive compensation practices, as further described below.

The factors considered by the Committee in making its determinations with respect to the compensation of our Named Executive Officers for 2016 included:

■	our corporate growth and other elements of financial performance;

■	our corporate and individual achievements against short-term and long-term performance objectives;

■	the individual performance of each executive officer against his management objectives;

■	a review of the relevant competitive market analysis prepared by its compensation consultant (as described below);

■	the expected future contribution of the individual executive officer;

■	historical compensation awards we have made to our executive officers and their retention value;

■	internal pay equity based on the impact on our business and performance; and

■	the recommendations of our CEO (except with respect to his own compensation) as described below.

The Committee did not weight these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program. No executive officer participates in the determination of the amounts or elements of his or her own compensation.

As part of this process, our Committee evaluates the performance of our CEO each year and approves all decisions regarding his base salary adjustments, annual cash incentives, and long-term incentives in the form of equity awards. Our CEO is not present during any of the deliberations regarding his compensation.

Role of our Management

Our Vice President of Human Resources works closely with the Committee as it conducts its deliberations about the compensation of our executive officers, including our Named Executive Officers. Typically, our Vice President of Human Resources works with the Committee to determine the structure of the annual bonus plan, and to identify and develop corporate and individual performance objectives for such plan, and to evaluate actual performance against the selected measures. Our CEO makes recommendations to the Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our CEO reviews the performance of the other executive officers, including our other Named Executive Officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Committee for each element of compensation. The annual business objectives for each executive officer are developed through mutual discussion and agreement between our CEO and the executive officers and are reviewed with our Board. Using a subjective evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, these recommendations concern base salary adjustments, target annual cash bonus incentives, and long-term incentives in the form of equity awards for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance goals. The Committee then reviews these recommendations and considers the other factors described above and determines the target total direct compensation of each executive officer, as well as each individual compensation element.

While the Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers.

Role of Compensation Consultant

Pursuant to its charter, the Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determined in its sole discretion, to assist in carrying out its responsibilities. The Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Committee.

In 2013, pursuant to this authority, the Committee first engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Committee by Compensia in 2016 were as follows:

■	updated the compensation peer group;

■	provided advice with respect to compensation best practices and market trends for executive officers and members of our Board;

■	conducted an analysis of the levels of overall compensation and each element of compensation for of our executive officers;

■	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board;

■	provided market data on annual equity burn rates and overhang levels;

■	conducted the compensation risk assessment; and

■	provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the Committee as requested and also communicate with the Committee outside of the meetings. Compensia reports to the Committee rather than to the management, although Compensia may meet with members of the management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the Committee. During 2016, Compensia met with various executive officers to collect data and obtain management’s perspective on various executive compensation proposals.

The Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above. The Committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Rule 10C-1 of the Exchange Act and the enhanced independence standards and factors set forth in the applicable listing standards of NYSE, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest.

Competitive Positioning

As part of its deliberations, the Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the Committee, as well as compensation survey data.

In the fall of 2015, the Committee directed Compensia to formulate a group of peer companies to be used as a reference for market positioning and for assessing competitive market practices during 2016. Compensia undertook a detailed review of the pool of U.S.-based publicly-traded companies, taking into consideration our industry sector, the size of such companies (based on revenues and market capitalization) relative to our size and growth rate.

Following this review, Compensia recommended to the Committee the following peer group to consist of 18 companies, which the Committee subsequently approved. The selected companies had revenues ranging from $148 million to $572 million, with a median of $303 million, and market capitalizations ranging from $384 million to $3,688 million, with a median of $1,123 million. The companies comprising the compensation peer group were as follows:

Ambarella	Invensense
Barracuda Networks	M/A Com
CalAmp	Max Linear
Cavium	Mellonox Technologies
FormFactor	Monolithic Power Systems
Gigamon	Nimble Storage
Imperva	Power Integrations
Infoblox	Qualys
Integrated Silicon Solution	Ruckus Wireless

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, upon any type of benchmarking to a peer or other representative group of companies. The Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

The primary elements of our executive compensation programs are base salary, cash incentive compensation and long-term incentive compensation in the form of equity awards. Our executive officers also participate in the standard employee benefit plans available to our employees. In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, to attract and retain a stable management team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team as a whole.

The Committee reviews the base salaries of our executive officers, including our Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In April 2016, the Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Committee determined to prospectively increase the base salaries of each of our executive officers in order to reflect merit raises and corrective adjustments to re-establish a competitive compensation position relative to our peer group. The base salary rates of our Named Executive Officers for 2016 were as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Adjustment
Dr. Ford Tamer	$309,000	$400,000	29%
John Edmunds	$286,868	$320,000	12%
Charlie Roach	$278,100	$310,000	11%
Dr. Ron Torten	$283,250	$315,000	11%
Richard Ogawa	$247,200	$265,000	7%

The base salaries received by our Named Executive Officers during 2016 are also set forth in “Executive Compensation – 2016 Summary Compensation Table” below.

Annual Cash Incentive Compensation

We use annual cash incentives to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Cash bonuses are not guaranteed and may vary materially from year-to-year. For performance during fiscal year 2016, our Named Executive Officers were eligible for cash bonuses based on the determination of the Committee and taking into account the recommendations of our CEO, except for himself. Mr. Roach, our Senior Vice President of Worldwide Sales, participated in our Sales Incentive Plan.

Cash Bonuses – Terms and Measures

In January 2016, the Committee determined that cash bonus opportunities for our Named Executive Officers for performance during the 2016 fiscal year would be determined by reference to 2016 results in the corporate performance measures described below.

The Committee selected revenue and non-GAAP net income per share as the corporate performance measures to be considered in determining cash bonuses for 2016 for our Named Executive Officers other than Mr. Roach. The Committee believed these performance measures were appropriate for our business because, given our stage of development, it focused our Named Executive Officers on the successful execution of our annual operating plan and related strategic objectives to encourage profitable growth. At the same time, the Committee established a benchmark performance level for this measure at a level that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.

In January, 2016, the Committee set the revenue and non-GAAP net income per share targets for the 2016 bonus based on the annual operating plan that the Board approved. The revenue target was set at $300 million. The non-GAAP net income per share target was set at $1.30 per share.

Consistent with the Committee’s established practice, each of the Company’s executive officers (other than Mr. Roach) was expected to be eligible to receive a cash bonus at the corresponding target percentage of base salary identified below, subject to achievement of the corporate performance targets identified above. However, the Committee reserved its discretion to determine the ultimate bonus payments based on its review of the corporate performance measure as well as individual performance, our overall corporate position, and the competitive marketplace for our executives.

Named Executive Officer	Annual Base Salary	Target Bonus Percentage	Target Bonus Amount
Dr. Ford Tamer	$400,000	50%	$200,000
John Edmunds	$320,000	30%	$96,000
Dr. Ron Torten	$315,000	30%	$94,500
Richard Ogawa	$265,000	30%	$79,500

Cash Incentive Award for Mr. Roach – Terms and Measures

In January 2016, Mr. Roach was granted a cash incentive award pursuant to the 2016 Sales Incentive Plan with a target value of $201,351, which was 65% of his base salary. The ultimate payment for this cash incentive award was entirely based on the corporate and individual performance objectives described below, with a 70% weighting to corporate revenue performance objectives and a 30% weighting to individual performance objectives based upon design win activities. His corporate revenue performance and target included revenue from the Memory Business during approximately the first six months of the year.

The Committee selected revenue as the corporate performance measure to be considered in administration of Mr. Roach’s award under the 2016 Sales Incentive Plan. The Committee believed this performance measure was appropriate for Mr. Roach given his integral role in identifying, expanding and realizing our sales growth opportunities, which are key to our annual operating plan.

In addition to the corporate performance measure, the cash incentive award under the 2016 Sales Incentive Plan for Mr. Roach was also based on his achievement against his individual performance objectives. This individual performance objective was established at the beginning of the year in discussions with our CEO, and was subsequently approved by our Board. This objective related to customer design win activities for the year.

2016 Performance Results and Cash Incentive Decisions

In connection with the sale of the Memory Business in August 2016, the Committee reviewed the appropriateness of these targets and determined to reduce the revenue target to $250 million but leave the non-GAAP net income per share target unchanged at $1.30 for continuing operations only.

In January 2017, the Committee determined that the Company exceeded the 2016 corporate goals for revenue and non-GAAP net income per share of $250 million and $1.30, respectively.

Corporate Performance Measure	2016 Target	2016 Actual (1)	2015 Actual (1)	% Change from 2015 to 2016
Revenue	$250M	$266.3M	$192.7M	38%
Non-GAAP net income per share (2)	$1.30	$1.51	$0.93	62%

(1)	Reflects continuing operations only and therefore does not include 2015 or 2016 revenue or non-GAAP net income (loss) derived from the Memory Business.
(2)

Non-GAAP net income per share excludes certain items, which exclude stock based compensation costs, legal, transition costs and other expenses, purchase price fair value adjustments related to Cortina and ClariPhy acquisitions, non-cash interest expense related to convertible debt and deferred tax asset valuation allowance. Non-GAAP net income is calculated quarterly and is publicly disclosed as part of our quarterly earnings releases.

In January 2017, the Committee reviewed our revenue and non-GAAP income per share results, our overall corporate performance, and took into account each Named Executive Officer’s contributions to these successes.  The Committee also reviewed analysis from Compensia identifying the Company’s lagging position in its peer group with respect to rewarding performance through annual cash incentive compensation.  Based on its evaluation that the Company had significantly exceeded its financial targets and its determination to create more alignment with its peer group’s compensation programs, the Committee determined to pay the Named Executive Officers cash bonuses in excess of prior target levels and to make Mr. Roach eligible for a $21,700 allocation from the cash bonus pool in addition to his 2016 Sales Incentive Plan award described below .Under the 2016 Sales Incentive Plan, Mr. Roach was eligible to receive $140,945 for achieving approximately 100% of his corporate revenue measure and he was eligible to receive $48,785 for achieving approximately 81% of his individual performance measure. The CEO recommended increasing the amount of the bonus by an additional $11,621 in order to equal the target bonus of $201,351. In January 2017, the Committee considered the CEO’s recommendation, taking into account our overall corporate position and the competitive marketplace for our executives, and approved a cash incentive award for Mr. Roach under the 2016 Sales Incentive Plan equal to 100% of his $201,351 target.

For 2016, the Committee approved the following cash incentive award payment for Mr. Roach and the following cash bonus payments for each of our Named Executive Officers:

Named Executive Officer	Annual Base Salary	Actual Cash Incentive Payment	Actual Cash Incentive Payment as a Percentage of Annual Base Salary
Dr. Ford Tamer	$400,000	$400,000	100%
John Edmunds	$320,000	$192,000	60%
Charlie Roach (1)	$310,000	$223,051	72%
Dr. Ron Torten	$315,000	$157,500	50%
Richard Ogawa	$265,000	$106,000	40%

(1)	Reflects a $21,700 discretionary cash bonus in addition to payment of his $201,351 award under the 2016 Sales Incentive Plan.

The annual cash incentive award to Mr. Roach and the annual cash bonuses paid to each of our Named Executive Officers for 2016 are also set forth in “Executive Compensation – 2016 Summary Compensation Table” below.

The Committee believes that maintaining competitive cash incentive award and cash bonus levels for executives is an important lever in aligning pay and Company performance and that these payout levels are consistent with the levels for our peer group.  Accordingly, the Committee expects to strongly consider the competitiveness of these payout levels in setting future targets.

Long-Term Incentive Compensation

Long-Term Incentives Philosophy

We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our Named Executive Officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. We have relied on RSU awards that may be settled for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. The Committee believes these awards enable us to attract and retain key talent in our industry and aligns our executive officers’ interests with the long-term interests of our stockholders.

The Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Generally, in determining the size of the equity awards granted to our executive officers the Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), as well as the factors described above.

Summary of Awards Granted During 2016

During 2016, the Committee granted RSU and PSU awards to the CEO (50%/50%) and other Named Executive Officers in April 2016 (approximately 68%/32%). As is further described below, the Committee decided upon a mix of purely time-based vesting awards (RSUs) and performance-based vesting awards (PSUs). The PSUs vest over four years but are conditioned on achieving revenue and earnings per share targets, which were met in 2016. In the case of the CEO, a portion of the vesting is further conditioned on achieving a specific 2017 revenue target.

These equity awards consisted of RSU and PSU awards that may be settled for shares of our common stock. The awards granted to our Named Executive Officers in 2016 were as follows:

Named Executive Officer	2016 Restricted Stock Unit Awards (number of shares)	2016 Performance Stock Unit Awards (number of shares) (1)	2017 Out- Performance Stock Unit Awards (number of shares) (1)
Dr. Ford Tamer	50,000	30,000	20,000
John Edmunds	19,000	9,000	—
Charlie Roach	18,000	8,000	—
Dr. Ron Torten	16,000	8,000	—
Richard Ogawa	12,000	5,000	—

(1)	Number of shares eligible to be earned assuming achievement of target corporate performance.

Restricted Stock Unit and 2016 Performance Stock Unit Awards Granted During 2016

In April 2016, the Committee approved equity awards for our Named Executive Officers in recognition of our financial results and each executive officer’s individual performance for 2015. The Committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

In identifying the appropriate mix of equity awards between purely time-based vesting RSUs and performance-based RSUs, the Committee considered the relative contributions and responsibilities of our Named Executive Officers to the corporate performance-vesting objectives of revenue and non-GAAP net income per share. Based on these considerations, the share of 2016 stock unit awards with performance vesting criteria ranged from 30% to 50%.

The RSU awards are to vest as to 25% of the shares of our common stock subject to the award on the first anniversary of the date of grant and, thereafter, as to an additional 25% of the shares of our common stock subject to the award on the second, third and fourth anniversaries of the date of grant, respectively, assuming the continued service of the Named Executive Officer on each such vesting date.

The PSU awards are to vest in four equal annual increments on each of the first four anniversaries of the date of grant, but only if:

■

we achieved our 2016 annual operating plan revenue target of $250 million (originally $300M prior to adjustment in August 2016 to reflect the sale of the Memory Business) and our target non-GAAP net income per share $1.30 for continuing operations only, as approved by our Committee. (Non-GAAP net income per share is calculated quarterly and is publicly disclosed as part of our quarterly earnings releases.)

Because we successfully achieved both performance requirements during 2016, the PSU awards will continue to vest over the four-year period following the date of grant assuming the continued service of the Named Executive Officer on each such vesting date.

2017 Out-Performance Stock Unit Awards Granted During 2016

In April 2016, our CEO was also awarded an Out-Performance stock unit award intended to drive exceptional performance in accomplishment of our key strategic stretch goals through the end of our fiscal year 2017. The Out-Performance award is a PSU that vests with respect to 43.75% of the award on January 20, 2018, 6.25% of the award on April 20, 2018, and thereafter in equal annual installments through April 20, 2020, but only if the Committee determines that:

■	we achieve our target in year-over-year percentage increase in revenue from 2016 to 2017.

Special vesting conditions will apply to this award in the event that we are subject to a major corporate transaction before the end of fiscal year 2017 that constitutes a “change of control” (see “Executive Compensation – Employment, Severance and Change in Control Arrangements” for further explanation of this definition). If the change of control transaction occurs at or above a pre-determined price target (subject to adjustments for stock splits and similar events that occur after grant), then the above-described corporate performance target will be deemed to be satisfied and the award will be eligible for continued time-based vesting (or any accelerated vesting that may be provided by the executive’s Severance and Change of Control Agreement). If the change of control transaction occurs at a lower price per share than the price target, then the award will immediately terminate without any amount payable in exchange.

2016 Results for Out-Performance Awards Granted during 2015

In September 2015 the Committee approved Out-Performance awards to our CEO and our Named Executive Officers that were contingent on the Company’s achievement of $250M in revenue during 2016 (originally $300M prior to adjustment in August 2016 to reflect the sale of the Memory Business). Because we successfully achieved this performance requirement during 2016, these Out-Performance awards will vest in quarterly installments over the four years ending March 31, 2019.

Information regarding equity awards granted to our Named Executive Officers in 2015 are also set forth in “Executive Compensation – 2015 Summary Compensation Table” and “Executive Compensation – 2015 Grants of Plan-Based Awards Table” below.

Employee Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. From time to time, the Board, in its discretion, may approve a profit-sharing contribution to the Section 401(k) Plan for eligible employees, including our Named Executive Officers. In January 2017, the Committee approved a profit-sharing contribution in an amount equal to 3% of each participating employee’s 2016 compensation, up to a maximum contribution of $7,950 per participating employee. We do not provide any retirement benefits for our executive officers other than the Section 401(k) plan.

We also maintain broad-based welfare and health benefit programs for all eligible employees, including flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Our executive officers, including our Named Executive Officers, are eligible to participate in each of these programs on the same terms as non-executive employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, including our Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2016, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, valued at $10,000 or more.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Employment Offer Letters

We have written employment offer letters with each of our Named Executive Officers. Each of these arrangements was approved on our behalf by our Board or the Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board or the Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing environment. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board or the Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award for shares of our common stock.

For a summary of the material terms and conditions of the employment arrangements with each of our Named Executive Officers, see “Executive Compensation – Employment, Severance and Change in Control Arrangements” below.

Post-Employment Compensation

Pursuant to their employment offer letters and change of control and severance agreements, certain of our Named Executive Officers are eligible to receive payments and benefits upon certain specified terminations of employment, including a termination of employment in connection with a change in control of the Company.

We believe that these arrangements serve several objectives. First, they eliminate the need to negotiate severance payments and benefits on a case-by-case basis at the time of a termination of employment. They also help assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, they act as an incentive for our Named Executive Officers to remain employed and focused on their responsibilities during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

These arrangements contemplate that the payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the Named Executive Officer execute a release of claims in our favor.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Executive Compensation – Employment, Severance and Change in Control Arrangements” below.

Other Compensation Policies

Hedging and Pledging Policies

In 2014, we adopted a policy prohibiting our employees, including our executive officers, and members of our Board from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. We also have adopted a policy prohibiting the pledging of our common stock by our employees, including our executive officers, and members of our Board.

Policy Regarding Restatements

The Committee is monitoring the SEC’s rule-making process with respect to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Frank) in order to inform its process for establishing a formal policy requiring a fixed course of action with respect to compensation adjustments, or “clawbacks”, following later restatements of financial results. Pending establishment of such a policy, in the event of such a restatement, our Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement, including the requirements of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Qualifying “performance-based compensation” is not subject to the deduction limitation if specified requirements are met. The Committee periodically considers all elements of the cost to us of providing compensation to such officers, including the potential impact of the Section 162(m) deduction limit. Under current circumstances, we expect that payment of compensation that does not satisfy the requirements of Section 162(m) will have minimal impact on our net income given the overall compensation levels of our executive officers. For this reason and given the design limitations imposed by Section 162(m) on performance-based compensation, the Committee has implemented compensation programs that currently do not seek to comply with Section 162(m)’s exception for performance-based compensation.

Accounting for Stock-Based Compensation

The Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of share-based payment awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which generally will correspond to the award’s vesting schedule).

When determining the types and amounts of equity compensation granted to our Named Executive Officers, the Committee considers the overall cost of the incentives, which includes the associated compensation expense for financial reporting purposes.

Compensation-Related Risk Management

We believe that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, we assessed our executive and broad-based compensation programs to determine if their provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all elements of our various compensation programs, we focused primarily on those characterized by variability in payout and the ability of a participant to directly affect payout, as well as the controls on participant action and payout under those elements.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. Whenever incentives are paid either in stock or based on company performance, this introduces a risk that measurement of the achievement by the Company or Company performance itself may be exaggerated or falsified in order to enrich the individuals who are the targets of the incentives. While we can never completely mitigate or do away with this risk, we believe that the compensation incentives are balanced between short and long term incentives and that controls are in place which would make the assumption of this risk at the time of the grant not reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation plans and arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of the Committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

■	our core compensation principles and compensation program elements are designed to align our goals with stockholder interests; and

■

pay typically consists of a mix of fixed and variable compensation, with the variable compensation elements designed to reward both short-term and long-term corporate performance for the employee as both an employee and as a shareholder.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi Corporation under the Securities Act of 1933 or the Exchange Act.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Inphi Corporation’s management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Inphi Corporation that the Compensation Discussion and Analysis be included in Inphi Corporation’s proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted on April 26, 2017 by the members of the compensation committee of the Board of Directors:

Dr. David Liddle, Chairman

Mr. Diosdado P. Banatao

Dr. Chenming C. Hu

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2016, 2015 and 2014 for our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2016, whom we refer to as our Named Executive Officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Dr. Ford Tamer	2016	377,255	400,000	(2)	3,290,000	—	7,950	4,075,205
President and Chief	2015	306,753	154,500	(2)	1,627,365	—	5,300	2,093,918
Executive Officer	2014	300,000	150,000	(2)	530,502	—	—	980,502

John Edmunds	2016	311,718	192,000	(2)	921,200	—	7,950	1,432,868
Chief Financial Officer and	2015	284,783	86,060	(2)	585,699	—	5,300	961,842
Chief Accounting Officer	2014	276,487	85,582	(2)	410,660	—	—	772,729

Charlie Roach	2016	302,028	33,321	(2)	855,400	189,730	7,950	1,388,429
Senior Vice President of Worldwide	2015	276,078	—		546,888	170,282	5,300	998,548
Sales	2014	270,000	—		436,014	118,096	—	824,110

Dr. Ron Torten	2016	307,066	157,500	(2)	789,600	—	7,950	1,262,116
Senior Vice President of Operations	2015	281,191	94,889	(2)	585,602	—	5,300	966,982
and Information Technology	2014	264,752	84,255	(2)	544,643	—	—	893,650

Richard Ogawa	2016	260,552	106,000	(2)	559,300	—	7,950	933,802
General Counsel	2015	245,403	74,160	(2)	456,423	—	5,300	781,286
	2014	235,001	72,000	(2)	364,793	—	—	671,794

(1)

The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 13 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2016. There can be no assurance that awards will vest (in which case no value will be realized by the individual). None of our executive officers forfeited any awards in 2016.

(2)	Represents a discretionary bonus award.
(3)	Represents profit sharing contribution to our 401(k) plan.

Grants of Plan-Based Awards in 2016

The following table sets forth information on grants of plan-based awards in 2016 to our Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Securities Underlying ($/Sh)	Grant Date Fair Value of Stock Awards ($)(2)
Dr. Ford Tamer	4/20/16(3)				7,500	30,000	50,000	—	—	1,645,000
	4/20/16(4)				8,000	20,000

John Edmunds	4/20/16(3)				2,250	9,000	19,000	—	—	625,100

Charlie Roach	4/20/16(3)				2,000	8,000	18,000	—	—	592,200
		—	201,351	432,903

Dr. Ron Torten	4/20/16(3)				2,000	8,000	16,000	—	—	526,400

Richard Ogawa	4/20/16(3)				1,250	5,000	12,000	—	—	394,800

(1)

The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(2)

The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 13 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2016. There can be no assurance that awards will vest. None of our executive officers forfeited any awards in 2016.

(3)

These PSUs vest subject to achievement of pre-determined performance conditions during 2016 and also subject to continued service through each of the first four anniversaries of the grant date. The threshold number of units represents 25% of the target number of units, which is the number of units that would be earned based on achieving the minimum qualifying 2016 performance levels. The target level is also the largest payout that can be made. Please see the section “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation” for a detailed discussion of these 2016 PSU awards.

(4)

These 2017 Out-Performance Stock Units vest subject to achievement of pre-determined performance conditions during 2017 and also subject to continued service through each of the first four anniversaries of the grant date. The threshold number of units represents 40% of the target number of units, which is the number of units that would be earned based on achieving the minimum qualifying 2017 performance level. The target level is also the largest payout that can be made. Please see the section “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation” for a detailed discussion of these 2017 Out-Performance awards.

Narrative to 2016 Summary Compensation Table and Grants Plan-Based Awards in 2016 Table

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2016 Summary Compensation Table and Grants of Plan-Based Awards in 2016 table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also provides additional information regarding the stock grants.

Outstanding Equity Awards at December 31, 2016

The following table presents certain information concerning equity awards held by our Named Executive Officers as of December 31, 2016.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares That Have Not	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable (#)		Unexercisable (#)		Price($)	Date	Vested(#)		Vested($)(1)	Vested($)(2)	Vested($)(1)
Dr. Ford Tamer	557,645	(3)	—		14.80	2/1/2022
							160,612	(5)	7,166,507	20,000	892,400

John Edmunds	183,221	(3)	—		1.96	3/12/2018
	12,857	(3)	—		1.47	2/25/2019
	42,856	(3)	—		9.29	4/30/2020
	22,500	(3)	—		22.07	4/7/2021
	20,000	(3)	—		12.34	1/18/2022
	11,000	(3)	—		13.48	4/12/2022
							74,500	(6)	3,324,190

Charlie Roach	90,000	(3)	—		8.78	10/26/2022
							63,000	(7)	2,811,060

Dr. Ron Torten							75,000	(8)	3,346,500

Richard Ogawa	48,958	(3)	1,042	(4)	8.93	1/16/2023
							61,500	(9)	2,744,130

(1)

The amount represents the market value of our common stock as of December 31, 2016, multiplied by unvested shares as of December 31, 2016. The closing price of our common stock on December 31, 2016 was $44.62.

(2)

Represents the 2017 Out-Performance awards granted on April 20, 2016 that vest as to 43.75% of the total number of shares on January 20, 2018, 6.25% of the total number of shares on April 20, 2018 and the remaining shares vest at a rate of 25% of the total number of shares each year thereafter, with vesting of such shares also subject to achievement of pre-determined performance conditions for 2017 described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

(3)	This stock option is fully vested.
(4)

This stock option vests as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter.

(5)

This includes (i) 17,500 shares from April 17, 2014 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 43,112 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 20,000 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter with vesting of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation,” and (iv) 80,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date with vesting of 30,000 of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

(6)

This includes (i) 10,500 shares from January 16, 2013 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 13,500 shares from April 17, 2014 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 16,500 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 6,000 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter with vesting of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation,” and (v) 28,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date with vesting of 9,000 of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

(7)

This includes (i) 2,500 shares from January 16, 2013 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 13,500 shares from April 17, 2014 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 15,000 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 6,000 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter with vesting of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation,” and (v) 26,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date with vesting of 8,000 of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

(8)

This includes (i) 10,500 shares from January 16, 2013 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 18,000 shares from April 17, 2014 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 16,500 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date (iv) 6,000 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter with vesting of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation,” and (v) 24,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date with vesting of 8,000 of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

(9)

This includes (i) 15,000 shares from January 16, 2013 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 12,000 shares from April 17, 2014 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 13,500 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 4,000 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter with vesting of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation,” and (v) 17,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date with vesting of 5,000 of such shares also subject to achievement of pre-determined performance conditions described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

Option Exercises and Stock Vested in 2016

The following table sets forth the number of shares acquired upon exercise of options and all stock awards vested by each Named Executive Officer during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Dr. Ford Tamer	—	—	92,947	2,745,336
John Edmunds	—	—	30,379	886,782
Charlie Roach	—	—	25,608	934,968
Dr. Ron Torten	1,875	31,763	28,860	847,639
Richard Ogawa	—	—	25,596	763,164

(1)	The value realized is based on the market value of our common stock, based on the closing price per share of our common stock on the date of exercise, minus the exercise price.
(2)	The value realized equals the closing market value of our common stock on the vesting date multiplied by the number of shares that vested.

Employment, Severance and Change of Control Arrangements

On February 1, 2012, we entered into an offer letter agreement with Dr. Tamer, our President and CEO. This offer letter agreement set Dr. Tamer’s base salary at an annual rate of $300,000 (to be pro-rated for any partial year of service). Pursuant to this offer letter agreement, Dr. Tamer is eligible to receive a bonus in an amount up to 50% of base salary (as pro-rated for any partial year of service) through participation in our annual cash incentive program. In addition, Dr. Tamer was granted an option to purchase 557,645 shares of our common stock, which vested over four years ending February 1, 2016. Dr. Tamer was also granted RSUs for 278,822 shares, which vested over four years ending February 1, 2016.

We also entered into a change of control and severance agreement with Dr. Tamer dated February 1, 2012, which includes, among other provisions, (a) payment of 200% of Dr. Tamer’s annual base salary, plus the annual target bonus, and acceleration of vesting and exercisability of 100% of his outstanding equity awards (subject to certain limitations set forth in his severance agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within 3 months prior to a “change of control and (b) payment of 100% of Dr. Tamer’s annual base salary, plus the annual target bonus, in the event he is “involuntarily terminated” more than 12 months following a “change of control” or more than 3 months prior to a change of control and his outstanding equity awards will accelerate with respect to 25% of the then-unvested shares.

On June 8, 2010, we entered into a change of control and severance agreement with Mr. Edmunds which superseded the severance terms of Mr. Edmunds’ original offer letter from December 2007. Under this change of control and severance agreement, if Mr. Edmunds is terminated by us without “cause” or is otherwise “involuntarily terminated,” as such terms are defined below, within 12 months of a “change of control,” as defined below, Mr. Edmunds will be entitled to receive a lump sum equal to 150% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Edmunds elects and pays to continue health insurance under COBRA, we will reimburse Mr. Edmunds on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Edmunds and his eligible dependents, until the earlier of (a) the end of the 18-month period following his termination date or (b) the date Mr. Edmunds or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his then unvested outstanding equity awards pursuant to the change of control and severance agreement.

On August 25, 2012 we entered into an offer letter agreement with Mr. Roach as Vice President of Worldwide Sales. This offer letter agreement set Mr. Roach’s base salary at annual rate of $270,000. Pursuant to this offer letter agreement, Mr. Roach will participate in a sales compensation plan where he will be eligible for a cash-based variable incentive payment of up to $145,000 per year, based on our performance goals related to metrics, including but not limited to, revenue, gross margins, and design wins. In addition, Mr. Roach was granted an option to purchase 90,000 shares of our common stock, which will vest over a four-year period commencing September 4, 2012 (the “Roach Vesting Commencement Date”), with one-fourth of the shares vesting on the one-year anniversary of the Roach Vesting Commencement Date and the remaining shares vesting in a series of 36 equal monthly installments thereafter. Mr. Roach was also granted an RSU for 45,000 shares, which will vest over four years commencing on the Roach Vesting Commencement Date with one-quarter (25%) of the shares vesting on the date that is one year after the commencement of his employment and 1/4th of the shares vesting on each of the second, third, and fourth anniversaries of his employment commencement date.

We also entered into a change of control and severance agreement with Mr. Roach dated September 4, 2012 which includes, among other provisions, (a) payment of 50% of Mr. Roach’s annual base salary plus 50% of the sales compensation plan in effect at time of termination and acceleration of vesting and exercisability of 50% of his outstanding equity awards (subject to certain limitations set forth in his severance agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within 3 months prior to a “change of control”; and (b) payment of 50% of Mr. Roach’s annual base salary plus 50% of the sales compensation plan, in the event he is “involuntarily terminated” more than 12 months following a “change of control” or more than 3 months prior to a change of control. In addition, if Mr. Roach elects and pays to continue health insurance under COBRA, we will reimburse Mr. Roach on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for him and his eligible dependents, until the earlier of (a) the end of the 6-month period following his termination date or (b) the date he or his eligible dependents lose eligibility for COBRA continued coverage. This agreement was amended November 1, 2016 to increase the acceleration of vesting and exercisability of his outstanding equity awards under the scenarios described above from 50% to 100% and to adjust the definition of “involuntary termination” as described in more detail below.

On December 31, 2012, we entered into an offer letter agreement with Mr. Ogawa as General Counsel. This offer letter agreement set Mr. Ogawa’s base salary at annual rate of $220,000.00. In addition, Mr. Ogawa was granted an option to purchase 50,000 shares of our common stock, which will vest over four-year period commencing January 16, 2013 (the “Ogawa Vesting Commencement Date”) with one-fourth of the shares vesting on the one-year anniversary of the Ogawa Vesting Commencement Date and the remaining shares vesting in a series of 36 equal monthly installments thereafter. Mr. Ogawa was also granted an RSU for 60,000 shares, which will vest over four years commencing on the Ogawa Vesting Commencement Date with one-quarter (25%) of the shares vesting on the dated that is one year after the commencement date of Mr. Ogawa’s employment, and one-quarter (25%) of the shares vesting on each of the second, third and fourth anniversaries of his employment commencement date.

On April 22, 2013, we entered into a change of control agreement with Richard Ogawa, which includes, among other provisions, payment of 50% of Mr. Ogawa’s annual base salary in effect at time of termination, any earned but unpaid annual bonus, and acceleration of vesting and exercisability of 50% of his outstanding equity awards (subject to certain limitations set forth in Mr. Ogawa’s severance agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within 3 months prior to a “change of control.” In addition, if Mr. Ogawa elects and pays to continue health insurance under COBRA, we will reimburse Mr. Ogawa on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Ogawa and his eligible dependents, until the earlier of (a) the end of the 6-month period following his termination date or (b) the date such executive officer or his eligible dependents lose eligibility for COBRA continued coverage. This agreement was amended November 1, 2016 to increase the acceleration of vesting and exercisability of his outstanding equity awards under the scenarios described above from 50% to 100% and to adjust the definition of “involuntary termination” as described in more detail below.

On December 31, 2013, we entered into a change of control agreement with Dr. Torten, which includes, among other provisions, payment of 50% of Dr. Torten’s annual base salary in effect at time of termination, any earned but unpaid annual bonus, and acceleration of vesting and exercisability of 50% of his outstanding equity awards (subject to certain limitations set forth in such executive officer’s severance agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within 3 months prior to a “change of control.” In addition, if Dr. Torten elects and pays to continue health insurance under COBRA, we will reimburse Dr. Torten on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Dr. Torten and his eligible dependents, until the earlier of (a) the end of the 6-month period following his termination date or (b) the date Dr. Torten or his eligible dependents lose eligibility for COBRA continued coverage. This agreement was amended November 1, 2016 to increase the acceleration of vesting and exercisability of his outstanding equity awards under the scenarios described above from 50% to 100% and to adjust the definition of “involuntary termination” as described in more detail below.

For purposes of the change of control agreements above, “involuntarily terminated” is defined as (a) a reduction in compensation by greater than 10%, unless part of a general reduction in compensation applicable to our senior executives, (b) relocation of job site by more than 50 miles, (c) a material reduction in job responsibilities, change in title or change in reporting structure, (d) any termination by us without cause, or (e) the failure to obtain the assumption of any agreement with the executive officer by any successor. However, on November 1, 2016, clause (c) of the above definition was amended with respect to Dr. Torten, Mr. Roach and Mr. Ogawa to provide that involuntary termination only occurs if the executive is assigned duties or responsibilities inconsistent with the executive’s education and experience.

Except as otherwise noted, the term “cause” is defined as (a) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our the business or affairs or that of our affiliates or stockholders, (b) intentional or willful misconduct or refusal to follow the lawful instructions of our Board, or (c) intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders.

The term “change of control” is defined as the occurrence of any one of the following events:

(a)	the approval by our stockholders of our liquidation or dissolution or the sale or disposition of all or substantially all of our assets;

(b)	a merger or consolidation where we are not the surviving entity;

(c)	any person or persons becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting securities; or

(d)

a change in the composition of our Board, as a result of which fewer than a majority of the directors who are currently on our Board or who are elected, or nominated for election, to our Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b) or (c), or in connection with an actual or threatened proxy contest relating to our election of directors.

For purposes of the change of control agreements above, the vesting acceleration right is limited in its application to the Out-Performance RSUs as is described above under “Executive Compensation – Compensation Elements – Long-Term Incentive Compensation – 2017 Out-Performance Stock Unit Awards.”

Potential Payments Upon Termination and Change of Control

The following table shows the potential payments that would have been paid to our Named Executive Officers if they had been involuntarily terminated on December 31, 2016.

	Involuntary Termination without a Change of Control				Involuntary Termination Related to a Change of Control
Name	Severance Payments Attributable to Salary and Bonus ($)(1)	Value of Accelerated Equity Awards ($) (2)		Health Care Benefits ($)	Severance Payments Attributable to Salary and Bonus ($)(1)	Value of Accelerated Equity Awards ($) (2)		Health Care Benefits ($)
Dr. Ford Tamer	600,000	2,014,727	(3)	28,775	1,000,000	8,058,907	(4)	57,551
John Edmunds	—	—		—	576,000	3,324,190	(5)	30,995
Charlie Roach	255,676	—		—	255,676	2,811,060	(6)	12,374
Dr. Ron Torten	—	—		—	252,000	3,346,500	(7)	14,388
Richard Ogawa	—	—		—	212,000	2,781,319	(8)	8,497

(1)	The total severance payment for each executive officer was calculated based on annual salary and historical target bonus.
(2)

The amount reflects an assumption that vesting acceleration is applicable to the 2017 Out-Performance restricted stock units granted in April 2016.  These awards are only eligible for vesting (including vesting acceleration) if either we achieve certain pre-determined performance goals during our fiscal year 2017 or a transaction satisfying certain conditions occurs prior to the end of fiscal year 2017, as described in “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

(3)

The amount represents the market value per share of our common stock as of December 31, 2016, multiplied by 25% of the unvested restricted stock units as of December 31, 2016 (180,612 shares). The closing price of our common stock on December 31, 2016 was $44.62.

(4)

The amount represents the market value per share of our common stock as of December 31, 2016, multiplied by the unvested restricted stock units as of December 31, 2016 (180,612 shares). The closing price of our common stock on December 31, 2016 was $44.62.

(5)

The amount represents the fair market value per share of our common stock as of December 31, 2016, multiplied by the unvested restricted stock units as of December 31, 2016 (74,500 shares). The closing price of our common stock on December 31, 2016 was $44.62.

(6)

The amount represents the fair market value per share of our common stock as of December 31, 2016, multiplied by the unvested restricted stock units as of December 31, 2016 (63,000 shares). The closing price of our common stock on December 31, 2016 was $44.62.

(7)

The amount represents the fair market value per share of our common stock as of December 31, 2016, multiplied by the unvested restricted stock units as of December 31, 2016 (75,000 shares). The closing price of our common stock on December 31, 2016 was $44.62.

(8)

The amount represents the fair market value per share of our common stock as of December 31, 2016, less the option exercise price of $8.93 multiplied by the unvested options as of December 31, 2016 (1,042 options) and the fair value of our common stock as of December 31, 2016 multiplied by the unvested restricted stock units as of December 31, 2016 (61,500 shares). The closing price of our common stock on December 31, 2016 was $44.62.

No executive will receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Code.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi under the Securities Act of 1933 or the Exchange Act.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Inphi’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Inphi’s independent accountants and reviewing their reports regarding Inphi’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Inphi’s management is responsible for preparing Inphi’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Inphi’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Inphi’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by PCAOB Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB) and approved by the SEC. In addition, the independent registered public accountants provided to the audit committee the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communication with the audit committee concerning independence, and has discussed such accountants’ independence from Inphi and its management. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence.

The audit committee has discussed with management the procedures for selection of consultants and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence. The audit committee has discussed with Inphi’s management and its independent registered public accountants, with and without management present, their evaluations of Inphi’s internal accounting controls and the overall quality of Inphi’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Inphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Respectfully submitted on April 26, 2017, by the members of the audit committee of the Board of Directors:

Mr. Sam S. Srinivasan, Chairman

Dr. Bruce McWilliams

Dr. David Liddle

PROPOSAL 2

 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our 2011 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every three years, which the compensation committee approved. Therefore, in accordance with that policy and in accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

As described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement, we design our named executive officer compensation programs to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals that align with our business strategy, and to align their long-term interests with those of our stockholders by linking a significant portion of total cash compensation to achieving specific performance goals. Our compensation takes into account competitive practices and sound compensation governance principles. We are advised by our independent compensation committee as well as Compensia, the independent compensation consultant retained by our compensation committee.

Our Board asks that you indicate your support of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement. You are not being asked to approve the compensation paid to the members of our Board as disclosed above under “Compensation of Directors” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “Compensation Discussion and Analysis—Compensation-Related Risk Management”. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board and our compensation committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with stockholders to better understand the concerns that influenced the vote. Our Board and our compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

If Proposal 3 regarding the frequency of holding the advisory vote to approve executive compensation is approved, the next vote will occur in 2018.

Required Vote

The advisory vote to approve executive compensation as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

Our Board recommends a vote FOR this proposal.

PROPOSAL 3

APPROVAL OF FREQUENCY FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act, we are asking stockholders to vote, on an advisory basis, on how frequently they would like to hold an advisory vote on our executive compensation. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on our executive compensation once every one, two or three years.

After careful consideration, our Board recommends updating the practice of holding an advisory vote on our named executive officer compensation from once every three years to once every year (an “annual” vote). We believe that an annual vote is most appropriate for the Company because we believe that has become standard within our industry and that an annual vote affords our stockholders greater opportunity to provide feedback to our management team and the Board. Accordingly, we believe that an annual vote is consistent with corporate governance principles that encourage regular engagement with stockholders. The Board considers frequent solicitation of our stockholders’ views, including on matters of executive compensation, as an important component of corporate governance.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two year, three years or abstain from voting when you vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve that the option of once every one year, two years or three years that received the highest number of votes cast for this resolution will be considered, on an advisory basis, to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”

Required Vote

The option receiving the highest number of votes will be considered to be the preferred frequency for holding an advisory vote on our executive compensation. However, because this vote is advisory and non-binding on our Board or us in any way, our Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest number of votes. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted for “ONE YEAR”.

Our Board recommends a vote for the approval of a vote

on our executive compensation every ONE YEAR.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS

Our audit committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2017. Our Board has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Inphi and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2014, 2015, and 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2016, were as follows, all of which were approved by the audit committee:

Services Provided	2015	2016
Audit Fees	$1,409,910	$1,551,775
Audit-Related Fees	—	—
Tax Fees	296,522	222,479
All Other Fees	1,800	1,800
Total Fees	$1,708,232	$1,776,054

Audit Fees. The aggregate fees billed for the years ended December 31, 2016 and 2015 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q. This also includes comfort letters and consents issued in connection with SEC filings or private placement documents.

Audit-Related Fees. For the years ended December 31, 2016 and 2015, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “Audit-Related Fees” above.

Tax Fees. The aggregate fees billed for the years ended December 31, 2016 and 2015 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business and services related to our tax returns, including our subsidiaries.

All Other Fees. For the years ended December 31, 2016 and 2015, the aggregate fees billed were for annual subscription of on-line library of authoritative accounting and auditing literature.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

During 2016 and 2015, the audit committee pre-approved 100% of the services provided by PricewaterhouseCoopers LLP.

Throughout the year, our audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Our Board recommends a vote FOR the ratification of

PricewaterhouseCoopers LLP as our independent registered public accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4, and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2016, except that Mr. Diosdado Banatao, Chairman of the Board, did not timely file a Form 4 for transactions occurring on November 22, 2016 and November 23, 2016 due to an administrative delay on Inphi’s part, but such Form 4 was subsequently filed on November 28, 2016.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2018 annual meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 27, 2017. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2018 annual meeting of Stockholders will be ineligible for presentation at the 2018 annual meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next annual meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Inphi stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, or call our Investor Relations department at (408) 217-7300 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary
Santa Clara, California
April 26, 2017

Inphi’s 2016 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Inphi Corporation at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 11, 2017, the stockholder was entitled to vote at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

INPHI CORPORATION

May 25, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330403000000000000 5 052517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR CLASS I DIRECTORS IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND EVERY "ONE YEAR" ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Nicholas Brathwaite
- ○ Dr. David Liddle
- ○ Dr. Bruce McWilliams

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve executive compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. Approval of frequency for holding an advisory vote on executive compensation.	☐	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

INPHI CORPORATION

May 25, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at
http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or Telephone.

20330403000000000000 5 052517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR CLASS I DIRECTORS IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND EVERY "ONE YEAR" ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Nicholas Brathwaite
○ Dr. David Liddle
○ Dr. Bruce McWilliams

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN	
2. Advisory vote to approve executive compensation.	☐	☐	☐	

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. Approval of frequency for holding an advisory vote on executive compensation.	☐	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.